Item 77K.  Changes in Registrant's Certifying Accountant
       On May 22, 2014, the Audit Committee of the Board of Trustees of DoubleLine Opportunistic
Credit Fund (the "Registrant") accepted the resignation of PricewaterhouseCoopers LLP ("PwC") as independent accountant of the Registrant.  PwC's resignation was offered to align the independent accountants of each DoubleLine fund with a September 30th fiscal year end.  PwC continues to serve as the independent accountant for each DoubleLine fund with a March 31st fiscal year end.  The Registrant's
Audit Committee has approved a proposal to appoint Deloitte & Touche LLP as the Registrant's independent registered public accounting firm to audit the Registrant's financial statements for the year ending September 30, 2014.
       The audit reports of PwC on the financial statements of the Registrant for the two most recent fiscal years ended September 30, 2012 and September 30, 2013 did not contain an adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles.
       During the Registrant's two most recent fiscal years and through May 22, 2014, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Registrant's financial statements for such years.
       During the Registrant's two most recent fiscal years and through May 22, 2014, there were no
"reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.
       The Registrant requested that PwC furnish it with a letter addressed to the Securities and
Exchange Commission stating whether or not it agrees with the above statements. A copy of PwC's response is filed as an Exhibit to this Form N-SAR.

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